Exhibit 99.1
200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
NEWS RELEASE

Contact:	Michael S. Shore
Chief Financial Officer
954-308-4200

SMF ENERGY CORPORATION
REPORTS EARNINGS FOR FIRST QUARTER
OF FISCAL 2012 ENDED SEPTEMBER 30, 2011

CONFERENCE CALL SCHEDULED FOR NOVEMBER 16, 2011

Ft. Lauderdale, FL, November 14, 2011 – SMF ENERGY CORPORATION, (NASDAQ: FUEL) (the “Company”), a leading energy logistics service company providing efficient, just in time distribution of petroleum products and chemicals, today announced its earnings and results for the first quarter ended September 30, 2011.

For the quarter ended September 30, 2011, the Company reported net income of $820,000 or $0.10 per share, operating income of $1.1 million, and EBITDA1, a non-GAAP measure, of $1.6 million.

The Company also confirmed that, as previously announced, its Board of Directors declared, on October 3, 2011, a quarterly cash dividend of $0.015 per share payable to holders of record of the Company's common stock at the close of business on November 14, 2011, to be paid on December 2, 2011.

Richard E. Gathright, Chairman, Chief Executive Officer and President, commented:

“We are extremely pleased with our continued strong bottom line performance in the first quarter of fiscal 2012, which is a significant $700,000 improvement over the earnings posted in the first quarter of the last fiscal year.  The focus of our management team continues to be on our core, fundamental business operations and the use of our integrated systems which for this quarter has yielded net income of 10 cents per share.  This underscores the previously announced 20% increase in our quarterly dividend to 1.5 cents per share for the quarter ended September 30, 2011.

“On September 27, 2011, we amended our credit facility with Wells Fargo, N.A. to provide for a new five year term, significantly lower interest rates, an increase in our line of credit to $25 million, and other improvements,  as previously detailed in our Form 10-K.  The amendment of our credit facility, the continued annual 20% per year pay-down of our bank term loan to an outstanding balance at September 30, 2011 of $2.8 million, the reduction of our ‘days sales outstanding’ receivables collection measure below 30 days, and our substantially improved net income are just some of the contributors to our solid balance sheet.  For the quarter ended September 30, 2011, our debt to equity ratio was 1.3, an all-time low, and our working capital was $8.8 million."

1 EBITDA, fixed charges and fixed coverage ratio are non-GAAP measures within the meaning of SEC Regulation G.   See “Non-GAAP Measures and Definitions below.”

Gathright continued:

“Despite the continuing global and domestic recessionary force, the labor and other cost saving services we offer to the marketplace have resulted in a 10% increase in our demand for the quarter ended September 30, 2011 over the same period last year.  Our marketing efforts are focused on achieving even higher organic growth and we are making investments in our fleet to accommodate this anticipated growth.  As new equipment is put into service, its operation will not only meet the more stringent future regulatory requirements but will also lower repair and maintenance costs.”

Highlights of First Quarter of Fiscal 2012 ended September 30, 2011

During the first quarter of fiscal 2012, our net income was $820,000, or $0.10 per diluted common share, our operating income was $1.1 million, and our EBITDA1, a non-GAAP measure, was $1.6 million.  Our net margin per gallon2 for the first quarter of fiscal 2012 was $0.26.  These results are improvements over the first quarter fiscal 2011 net income of $114,000 or $0.01 per diluted common share, operating income of $346,000, EBITDA of $953,000 and net margin per gallon of $0.23.  These favorable results are a continuation of the past two fiscal years of positive performance, when we reported net income and net earnings per share of $1.3 million and $0.15, respectively, in fiscal 2011 and $465,000 and $0.05 per common share in fiscal 2010.  After the end of the quarter, our Board of Directors approved a 20% increase in the dividend whereby each common shareholder on November 14, 2011, will receive 1.50 cents per share payable on December 2, 2011.

Revenues were $74.2 million in the first quarter of fiscal 2012, as compared to $51.1 million in the same period of the prior year, an increase of $23.1 million, or 45%.  Price variances in market prices of petroleum products provided $16.1 million of the increase in revenues and a 10% increase in gallons provided the $7.0 million remainder of the increase primarily due to the addition of new customers at existing locations.  We are preparing for additional projected growth by investing in our truck fleet, having acquired four new specialized fueling trucks during fiscal 2011, with six more to be delivered during fiscal 2012.  Our aggregate investment of approximately $2.0 million through capital leases, which began in fiscal 2011, will support an even higher level of organic growth in both existing and possible new markets, while reducing operating expenses, improving efficiencies and satisfying the ever changing California emissions standards.

We continued to enhance our shareholders’ equity during the quarter, through both contributions to equity from bottom line performance and reduction of our existing term debt by the pay down of $1.0 million in principal since the same period a year ago.  Our debt to equity ratio was 1.3 and 1.5 at September 30, 2011 and June 30, 2011, respectively.  Our debt to equity ratio has dramatically improved from the pre-2009 Recapitalization debt to equity ratio of 9.1 and has further improved over the 2010 fiscal year end, when it was 1.7.  Since that June 2009 Recapitalization, we have continued to pay down our term loan by 20% per year.  That reduction of debt, together with our improved receivables collection rate and our positive net income over the last two years, which in turn lowered the balance on our line of credit, all contributed to the lower debt to equity ratio.  It is noteworthy that there is such a marked improvement in the debt to equity ratio even after the accrual or payment for dividends on our common and preferred shares and the share repurchase program.

Also, we continue to look for opportunities for returning capital to our shareholders.  In August 2011, the Board of Directors approved a quarterly dividend program on our common stock.  The first dividend of $0.0125 per share was paid on October 14, 2011, to shareholders of record as of September 28, 2011.  On October 3, 2011, we declared an increased quarterly cash dividend of $0.015 per share, a 20% increase from the prior quarter, which will be paid on December 2, 2011 to common stockholders of record on November 14, 2011.  While there are no guarantees of future performance or common stock dividends, we believe that our quarterly common stock dividend program is sustainable and will substantially benefit our common stock shareholders for the foreseeable future.

In September 2011, we renewed our credit facility with our principal lender for an additional five years, or until September 27, 2016, and amended the loan agreement to significantly improve a number of terms.  The amendments increased the maximum borrowing under the revolving line of credit portion of the facility from $20.0 million to $25.0 million, authorized a real estate loan of up to $1.3 million secured by our recently acquired Lufkin facility, and reduced the applicable interest rates from a then existing range of 4.00% to 4.75% per annum to a new range of 2.50% to 2.75%.  We currently estimate that the new, lower interest rates will provide us with annual savings of approximately $270,000, or $1.36 million over five years.  Our estimated savings is based on a number of assumptions, including but not limited to the LIBOR 90 day rate remaining at or close to current levels at the time of the amendment.  As a result of this five year extension and other changes in its terms, our line of credit has been reclassified as a long-term liability, which is reflected on our balance sheet, thereby increasing our working capital substantially.

Deferred Tax Asset.  Because the valuation allowance that we take against our net deferred tax asset is based upon management estimates of future profitability and taxable income, as we continue to generate taxable income on a consistent basis, it becomes more likely that we will decide to reduce the valuation allowance to reflect estimated future taxable income.  Any such reduction of the valuation allowance will be reflected in our financial statements as an income tax benefit, which benefit will correspondingly increase our net income for the period during which we make the adjustment.   As of September 30, 2011, our current net deferred tax asset of $9.4 million is fully reserved.  If we continue to report positive bottom line performance during fiscal 2012 comparable to what we reported in fiscal 2011, we may eliminate all or a portion of  the valuation allowance that we have reserved against this net deferred tax asset.  In such an event, we would report a substantial increase in earnings at the time that adjustment is made, along with a correlating increase to our Shareholders’ Equity, on a one time basis.

Selected Income Statement and Financial Data

The following tables present comparative financial data for the periods noted:

All amounts in thousands of dollars, except price per share and net margin per gallon, shares outstanding and gallons sold

	For the Three Months
	Ended September 30,
	2011	2010

Petroleum product sales and service revenues	$66,727	$45,057
Petroleum product taxes	7,478	6,004
Total revenues	74,205	51,061

Cost of petroleum product sales and service	61,747	41,219
Petroleum product taxes	7,478	6,004
Total cost of sales	69,225	47,223

Gross profit	4,980	3,838

Selling, general and administrative expenses	3,891	3,492

Operating income	1,089	346

Interest expense	(249)	(223)
Interest and other income	2	2

Income before income taxes	842	125

Income tax expense	(22)	(11)
Net income	$820	$114

Basic and diluted net income per share computation:
Net income per share attributable to common shareholders:
Basic	$0.10	$0.01
Diluted	$0.10	$0.01

Weighted average common shares outstanding:
Basic	8,367	8,549
Diluted	8,593	8,683

EBITDA (non-GAAP measure)1	$1,554	$953

Gallons sold	19,773	17,912

Net margin per gallon2	$0.26	$0.23

Dividends declared per common share	$0.0125	$-

1 Non-GAAP measure.  See “Non-GAAP Measures and Definitions” below.

2 See “Non-GAAP Measures and Definitions” below.

Condensed Consolidated Balance Sheet

All amounts in thousands of dollars
	September 30, 2011	June 30, 2011
ASSETS
Current assets	$23,109	$23,790
Property, plant and equipment, net	8,603	7,083
Other assets, net	2,017	2,646
Total assets	$33,729	$33,519

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$14,282	$14,029
Long-term debt, net and other liabilities	10,715	11,489
Stockholders’ equity	8,732	8,001
Total liabilities and shareholders’ equity	$33,729	$33,519

Non-GAAP Measures and Definitions

1 EBITDA.  EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities, allowing meaningful analysis of the performance of our core cash operations.  The stock-based compensation amortization expense is considered an amortization item to be excluded in the EBITDA calculation.

2 Net Margin Per Gallon.  Net margin per gallon is one of the most important measures of our financial performance.  It is calculated by adding the cost of sales depreciation and amortization to gross profit, and dividing that sum by the number of gallons sold.

CONFERENCE CALL

Management will host a conference call on November 16, 2011 at 10:30 a.m. Eastern Time (“ET”) to further discuss the results of the Company’s first quarter ended September 30, 2011.  Interested parties can listen to the call live on the Internet through the Company’s Web site at www.mobilefueling.com or by dialing 866-783-2140 (domestic) or 857-350-1599 (international), using Pass Code 63353466.  Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.  The Web cast is also available through Thomson’s investor portals.  Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).  A telephone replay of the conference call will be available from November 16, 2011 at 1:30 p.m. ET until midnight ET on November 23, 2011, by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using Pass Code 73131584.  A web archive will be available for 30 days at www.mobilefueling.com.

ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)

The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunications and government services industries.  The Company provides its services and products through 34 locations in the eleven states of Alabama, California, Florida, Georgia, Louisiana, Nevada, Mississippi, North Carolina, South Carolina, Tennessee and Texas.  The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services.  The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers.  More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  For example, predictions or statements of belief or expectation concerning the future performance of the Company, the ability to make dividend payments, the future trading prices of the Company’s common stock and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  In addition, there are numerous risks and uncertainties that could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2011.